EXHIBIT G

CONSENT OF STIKEMAN ELLIOTT LLP

CONSENT

We hereby consent to the use of our name in the second paragraph under the heading “Tax Matters — Canadian Federal Income Tax Consequences” and in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated May 11, 2021 to the prospectus dated April 1, 2021 issued pursuant to registration statement no. 333-251420 of Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

May 18, 2021